UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant ☑             Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Welltower Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Welltower Inc.

4500 Dorr Street

Toledo, Ohio 43615

SUPPLEMENT TO PROXY STATEMENT

RELATED TO ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 23, 2024

This proxy statement supplement, dated April 30, 2024 (this “Supplement”), amends and supplements the definitive proxy statement on Schedule 14A (the “Proxy Statement”) filed by Welltower Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) on April 12, 2024 and made available to the Company’s shareholders in connection with the Company’s 2024 Annual Meeting of Shareholders (the “Annual Meeting”) to be held virtually on May 23, 2024, at 12:30 p.m. Eastern Time. This Supplement is being filed with the SEC and made available to shareholders on or about April 30, 2024.

We are providing this Supplement to update the voting standard for, and effects of abstentions and “broker non-votes” (if any) on, “Proposal 5 – Amendment to the Amended and Restated Certificate of Incorporation of Welltower to Increase the Number of Authorized Shares of Common Stock” (“Proposal 5”) in accordance with Section 242(d)(2) of the Delaware General Corporation Law. Except as described in this Supplement, none of the items or information presented in the Proxy Statement is affected by this Supplement. This Supplement does not provide all of the information that is important to your voting decisions at the Annual Meeting. The Proxy Statement contains other important additional information. We encourage you to carefully read this Supplement together with the Proxy Statement.

Effective August 1, 2023, Section 242(d)(2) was added to the Delaware General Corporation Law (the “DGCL Amendment”), which changed the voting standard to amend a Delaware corporation’s certificate of incorporation to increase the number of authorized shares of a class of stock listed on a national securities exchange immediately before and after the amendment becomes effective from a majority of the outstanding shares entitled to vote thereon to a majority of the votes cast for the amendment by stockholders entitled to vote thereon. In light of the DGCL Amendment, this Supplement updates the disclosure included on pages 67, 71 and 73 of the Proxy Statement relating to the applicable voting standard and effects of abstentions and “broker non-votes” (if any) on Proposal 5. The affirmative vote of the majority of votes cast thereon will be required for the approval of Proposal 5. Shareholders may vote “FOR” or “AGAINST” Proposal 5, or shareholders may abstain from voting. If you elect to abstain on Proposal 5 the abstention will have no effect on the vote on Proposal 5, as abstentions are not votes cast. We expect Proposal 5 to be a proposal with respect to which brokerage firms may be able to exercise discretionary voting authority. As such, we expect there to be no broker non-votes with respect to Proposal 5. Broker non-votes, if any, with respect to Proposal 5 would have no effect on the results because a broker non-vote is not a vote cast.

Accordingly, the following proposals will be voted on at the Annual Meeting, and the vote required to approve each of the proposals, the Board’s related recommendations and the effects of abstentions and broker non-votes are summarized below:

	Proposal	Required Approval	Board’s Recommendation	Effect of Abstentions	Effect of Broker Non-Votes
1	Election of nine director nominees	Majority of votes cast	FOR each nominee	None	No effect

2	Ratification of the appointment of Ernst & Young LLP as Welltower’s independent registered public accounting firm for the year ending December 31, 2024	Majority of shares present and entitled to vote thereon	FOR	Same as “AGAINST”	N/A (No Broker Non-Votes expected)

3	Approval, on an advisory basis, of the compensation of the named executive officers	Majority of shares present and entitled to vote thereon	FOR	Same as “AGAINST”	No effect

4	Approval of an amendment to the Amended and Restated Certificate of Incorporation of Welltower to limit the liability of certain officers as permitted by Delaware law	Majority of shares outstanding	FOR	Same as “AGAINST”	Same as “AGAINST”

5	Approval of an amendment to the Amended and Restated Certificate of Incorporation of Welltower to increase the number of authorized shares of common stock	Majority of votes cast by stockholders entitled to vote thereon	FOR	None	N/A (No Broker Non-Votes expected)

If you have already returned your proxy or voting instruction card or provided voting instructions, you do not need to take any action unless you wish to change your vote. You do not need to submit a new proxy card or vote again unless you wish to change your vote. Proxy voting instructions already returned by shareholders will remain valid and will be voted at the Annual Meeting unless revoked. Shares represented by all validly executed proxy voting forms or proxies submitted over the Internet or by telephone at any time (either prior to or after the date hereof) returned before the annual meeting will be voted as instructed with respect to Proposal 5.

Your Board of Directors unanimously recommends that you vote FOR each nominee named in Proposal 1 and FOR Proposals 2, 3, 4, and 5, each as described in the Proxy Statement. If you have not submitted a proxy to have your shares voted, please submit your proxy as soon as possible. You can submit your proxy by Internet, by telephone or by mail using the instructions included on the proxy card or the Notice previously sent to you. If you have already submitted your proxy with respect to your shares and you wish to change how your shares will be voted on any matter, you may revoke your proxy before it is voted at the Annual Meeting by (1) sending in another signed proxy card with a later date or otherwise submitting a later dated proxy by Internet or telephone, (2) notifying our Secretary in writing before the meeting that you have revoked your proxy or (3) voting in person at the meeting or through Internet or telephone voting. Your latest telephone or Internet proxy is the one that is counted.

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